As filed with the Securities and Exchange Commission on November 12, 2026.

Registration No. 333-299285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tigerless AI Holdings Inc.
(Exact name of registrant as specified in its charter)

For co-registrants, see “Table of Co-Registrants” on the following page.

Nevada	6411	42-1978519
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

450 7th Avenue, Suite 905

New York, New York 10123

(866) 996-0777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zikang Wu, CEO

450 7th Avenue, Suite 905

New York, New York 10123

 (866) 996-0777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey M. Gallant, Esq. Brian L. Ross, Esq. Graubard Miller 405 Lexington Avenue, 44th Floor New York, New York 10174 (212) 818-8800	Ari Edelman, Esq. Edelman Legal Advisory PLLC 400 Rella Boulevard, Suite 165 Suffern, New York 10901 (845) 533-3435

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Tigerless Health, Inc.	New York	6411	83-2718739

(1) The Co-Registrant has the following principal executive office:

Tigerless Health, Inc.

450 7th Avenue, Suite 905

New York, New York 10123

Attention: Zikang Wu

(2) The agent for service for the Co-Registrant is:

Tigerless Health, Inc.

450 7th Avenue, Suite 905

New York, New York 10123

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-299285) is filed solely to amend Item 21 of Part II thereof and to file a certain exhibit thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Tigerless AI Holdings Inc., a Nevada corporation (“Pubco” or the “Registrant”), is subject to the provisions of Chapter 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides, among other things, that, subject to certain statutory limitations, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 78.7502 of the NRS further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in NRS 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.752 of the NRS provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to Chapter 78 of the NRS does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in such person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that such person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action.

Pubco’s amended and restated articles of incorporation, to be effective upon the consummation of the Business Combination, and Pubco’s amended and restated bylaws, to be effective upon the consummation of the Business Combination, are expected to provide for indemnification of Pubco’s directors and officers to the fullest extent permitted by applicable law. Such organizational documents are also expected to provide that Pubco will, to the fullest extent permitted by applicable law, advance expenses incurred by its directors and officers in defending any proceeding in advance of its final disposition, subject to receipt of any required undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

Pubco expects to enter into indemnification agreements with each of its directors and executive officers, in a form to be filed as an exhibit to this registration statement, which agreements are expected to require Pubco to indemnify such persons to the fullest extent permitted by applicable law.

Pubco also expects to maintain directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or controlling persons of Pubco pursuant to the foregoing provisions, or otherwise, Pubco has been advised that in the opinion of the Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference as part of this registration statement:

Exhibit No.	Description
2.1* *

Agreement and Plan of Merger, dated as of April 17, 2026, by and among Piermont Valley Acquisition Corp., Tigerless Health, Inc., Tigerless AI Holdings Inc., Tigerless Merger Sub 1 Corp. and Tigerless Merger Sub 2 Corp. (included as Annex A to the proxy statement/prospectus).

3.1 **

Form of Amended and Restated Articles of Incorporation of Tigerless AI Holdings Inc., to be effective upon consummation of the Business Combination (included as Annex B to the proxy statement/prospectus).

3.2 **	Form of Amended and Restated Bylaws of Tigerless AI Holdings Inc., to be effective upon consummation of the Business Combination (included as Annex D to the proxy statement/prospectus).
3.3 **	Form of Certificate of Designations of Series A Convertible Preferred Stock
4.1**

Warrant Agreement, dated November 30, 2021, by and between Piermont Valley Acquisition Corp and Continental (incorporated by reference to Exhibit 4.1 to Piermont Valley Acquisition Corp’s Current Report on Form 8-K, as filed with the SEC on December 6, 2021).

4.2**	Warrant Assignment, Assumption and Amendment Agreement
4.3**	Form of Specimen Class A Common Stock certificate
4.4**	Form of Warrant certificate
5.1**	Opinion of Graubard Miller
10.1**	Form of Indemnification Agreement, by and between Tigerless AI Holdings Inc. and each of its directors and executive officers.
8.1	Tax opinion of Graubard Miller
10.2**	Form of Registration Rights Agreement.
10.3**	Form of Lock-Up Agreement.
10.4**	Form of Support Agreement.
10.5**	Form of CFO Employment Agreement
10.6**	Promissory Note of Tigerless Health dated January 15, 2026
10.7**	Promissory Note of Tigerless Health dated June 8, 2026
10.8**

Promissory Note of Piermont Valley Acquisition Corp. dated August 14, 2025  (incorporated by reference to Exhibit 10.1 to Piermont Valley Acquisition Corp’s Current Report on Form 8-K, as filed with the SEC on August 14, 2025)

10.9**	Securities Purchase Agreement
21.1**	Subsidiaries of Tigerless AI Holdings Inc.
23.1 **	Consent of Aloba, Awomolo & Partners.
23.2 **	Consent of Bush & Associates CPA LLC.
23.3**	Consent of Graubard Miller (included in Exhibit 5.1).
23.4 **	Consent of InTraCoM GmbH, intellectual-property valuation expert, dated July 14, 2026.
24.1	Powers of Attorney (included on the signature page to this registration statement).
99.1 **	Form of Proxy Card of Piermont Valley Acquisition Corp.
99.2**	Consent of Dr. Jing Lu (independent director nominee)
99.3**	Consent of Shuxian Ling (independent director nominee)
99.4**	Consent of Jeff Deutsch (independent director nominee)
107**	Filing Fee Table.

____________

* The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

** Previously filed.

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(b) Financial Statement Schedules

All financial statement schedules have been omitted because they are not required, are not applicable or the required information is shown in the financial statements or the notes thereto included in this registration statement.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

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(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to such purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tigerless AI Holdings Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on November 12, 2026.

TIGERLESS AI HOLDINGS INC.

By:	/s/ Zikang Wu
Name:	Zikang Wu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zikang Wu as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 of Tigerless AI Holdings Inc., and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name	Title	Date
/s/ Zikang Wu	Zikang Wu	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	November 12, 2026

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TIGERLESS HEALTH, INC.

By:	/s/ Zikang Wu
Name:	Zikang Wu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Zikang Wu his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the co-registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Zikang Wu	Chief Executive Officer and Sole Director (Principal Executive Officer)	November 12, 2026
Zikang Wu

/s/ Huasiyuan Liu	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2026
Huasiyuan Liu

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